UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EAPI ENTERTAINMENT, INC.
(Name of Registrant as Specified in its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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EAPI ENTERTAINMENT, INC.
Suite 204 - 3970 East Hastings Street
Burnaby, BC, Canada V5C 6C1

Tel: (604) 419-0430
Fax: (604) 419-0431

CONSENT STATEMENT

This Consent Statement and the accompanying consent/proxy card are furnished to the holders of the Common Stock of EAPI Entertainment, Inc., a Nevada corporation (the “Company”) by the Board of Directors of the Company (the “Board”) in connection with the solicitation of written consents from stockholders of the Company to take action by stockholders consent as specified herein without the necessity of holding a Special Meeting of the Stockholders, as permitted by Nevada law.

The Board is asking the holders of common stock of the Company to consent in writing and approve the amendment to the Articles of Incorporation to change the name of the Company from “EAPI ENTERTAINMENT, INC.” to “ORGANIC RECYCLING TECHNOLOGIES INC.” (the “Proposed Name Change”).

The Board approved and recommended the stockholders of the Company approve the Proposed Name Change pursuant to a written consent dated June 7, 2005. If the Proposed Name Change is approved by the stockholders of the Company, the amendment to the Articles of Incorporation of the Company will be effected by the filing of Restated Articles of Incorporation with the Nevada Secretary of State. No other amendments to the Articles of Incorporation have been proposed. A copy of the form of Restated Articles of Incorporation to be filed is attached to this Consent Statement as Exhibit No. 1.

This Consent Statement, together with the Notice of Consent Requested from Stockholders Without Special Meeting and the accompanying Consent/Proxy card, is to be first mailed to Company stockholders on or about <>.

GENERAL INFORMATION CONCERNING
SOLICITATION OF CONSENTS AND PROCEDURES

The Consent Procedure

The Proposed Name Change requires the approval of the Company’s stockholders under Nevada corporate law. The elimination of the need for a special meeting of stockholders to approve the Proposed Name Change is authorized by Section 78.320(2) of the Nevada Revised Statutes (the “NRS”) which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for actions required to be taken at a meeting of the stockholders. Pursuant to NRS Section 78.390(1)(b), a majority of the voting power is required in order to approve the Proposed Name Change. In order to eliminate the costs and management’s time involved in holding a special meeting and in order to effect the Proposed Name Change as early as possible to accomplish the purposes of the Company as hereafter described, the Board voted to proceed with the Proposed Name Change by obtaining the written consent of stockholders holding a majority of the voting power of the Company. The Company has no provision in its Articles of Incorporation which affects or alters the procedure for obtaining consent from stockholders as set forth herein. Also, the Company’s Bylaws, as amended, specifically authorize the taking of action upon receiving the written consent of stockholders owning at least a majority of the voting power without a meeting as set forth herein.

In the case of this solicitation of consents, written unrevoked Consents/Proxies from holders of record of a majority of the issued and outstanding shares of common stock as of the record date must be delivered to the Company to effect the action as to which stockholder consent and approval is being sought hereunder. The deadline for the delivery to the Company of written Consents/Proxies is <>.

The Record Date

The board of directors of the Company has fixed the close of business on June 17, 2005 (the “Record Date”) as the record date for the determination of stockholders entitled to approve the Proposed Name Change. Only stockholders of the Company as of the Record Date are entitled to tender and submit to the Company written Consents/Proxies whereby they vote on the Proposed Name Change. As of the Record Date, there were <16,024,896> shares of common stock outstanding. The common stock constitutes the sole outstanding class of voting securities of the Company. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

Solicitation of Consents

Solicitation of consents by the Board will initially be made by mail, but may also be made in person or by mail, telephone, telecopy, telegram, facsimile or other means of communication by directors, officers and regular employees of the Company for no additional or special compensation. In addition, brokerage houses, banks, nominees, trustees, custodians and other fiduciaries may be requested by the Company to forward proxy solicitation materials for shares of common stock held of record by them to the beneficial owners of such shares, and such fiduciaries will, upon request, be reimbursed by the Company for their reasonable out of pocket expenses incurred in connection therewith. The cost of solicitation of written Consents/Proxies to approve and consent to the Proposed Name Change will be borne by the Company.

Effectiveness and Revocation of Consents

The corporate actions proposed herein will be adopted when properly completed, unrevoked Consents/Proxies are signed by the holders of record of Company stockholders holding a majority of the voting power of the outstanding shares of common stock and submitted to the Company, provided, however, that all Consent/Proxies will expire, unless delivered and presented to the Company, on or before <>. Because a consent to corporate action is effective only if expressed by holders of record holding a majority of the voting power of the outstanding shares of common stock, the failure to execute a Consent/Proxy has the same effect as the withholding of consent for the Proposed Name Change.

The Company plans to present the results of a successful solicitation with respect to the Proposed Name Change proposed herein as soon as possible. Stockholders are requested to tender and submit their completed Consent/Proxy form to the Company at the following address:

EAPI ENTERTAINMENT, INC.
Suite 204 - 3970 East Hastings Street
Burnaby, BC, Canada V5C 6C1
Tel: (604) 419-0430
Fax: (604) 419-0431
Attn: Chad Burback, Secretary

Abstentions and "broker non-votes" (shares held of record by brokers or nominees which are not voted on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner of such shares and does not have discretionary voting power with respect to that matter) will be treated as votes against the Proposed Name Change. Broker non-votes will not be counted for purposes of determining the number of consents received.

If a Consent/Proxy card is properly signed and returned to the Company on or before <>, unless properly revoked, the shares represented by that Consent/Proxy card will be voted in accordance with the instructions specified thereon. If a Consent/Proxy card is properly signed and returned to the Company on or prior to <> without voting instructions, the signing stockholder will be deemed to have consented “FOR” the Proposed Name Change.

An executed Consent/Proxy form may be revoked by a stockholder at any time before expiration by marking, dating, signing and delivering to the Secretary of the Company a written revocation before <>. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the Consent/Proxy previously given is no longer effective. The delivery of a subsequently dated Consent/Proxy form which is properly marked, dated, signed and delivered to the Company will constitute a revocation of any earlier Consent/Proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of June 17, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and each of our named executive officers, and (iii) officers and directors as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK	PERCENTAGE OF COMMON STOCK (1)
DIRECTORS AND OFFICERS
Common Stock	RALPH PETRUZZO 603 Main Street Corinth, New York 12822 President, Chief Executive Officer and Director	NIL	0%
Common Stock	CHAD BURBACK 20436 Fraser Highway Langley, BC V3A 4G2 Secretary and Director	640,000	3.99%
Common Stock	DEAN BRANCONNIER 167 Madison Crescent Brandon, MB, Canada R7A 2H2 Treasurer, Chief Financial Officer and Director	640,000	3.99%
Common Stock	PETER GARDNER 204 – 3970 East Hastings Street, Burnaby, BC V5C 6C1 Director	NIL	0%
Common Stock	All Officers and Directors as a Group (4 persons)	1,280,000	7.99%

(1)
Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on June 17, 2005. As of June 17, 2005, there were <16,024,896> shares of our common stock issued and outstanding.

PROPOSAL NO. 1

AMENDMENT OF
THE COMPANY'S ARTICLES OF INCORPORATION TO
CHANGE THE NAME OF THE COMPANY

Effective on June 7, 2005, our Board of Directors unanimously executed a written consent authorizing and recommending that our stockholders approve a proposal to change the name of the Company from “EAPI Entertainment, Inc.” to “Organic Recycling Technologies Inc.” The Board believes that the new name, Organic Recycling Technologies Inc., will more accurately reflect the Company’s current business activities of developing businesses in the areas of waste management and recycling technologies. The Board believes that the new name will promote public recognition of the Company and more accurately reflect the Company’s products and business focus.

Current Business Activities

The Company had previously disclosed in its periodic reports filed with the United States Securities and Exchange Commission (the “SEC”), that it was shifting its business activities away from electronic entertainment and education and into waste management and recycling technologies.

Beginning in January of 2005, the Company has undertaken a reorganization of its corporate affairs in connection with a determination by its Board of Directors to pursue business opportunities in the areas of waste management and recycling technologies.

The Company’s business plan in waste management and recycling technologies is evolving as it seeks to partner with technology leaders in an effort to acquire, utilize and apply innovative and proven technologies to deal with existing recycling and waste management problems. The Company hopes to positively impact the world’s environment and create a clean and healthy global community for the next generation in a way that provides both environmental and financial benefits to all of its stakeholders.

Since January of 2005, the Company has done the following in pursuing business opportunities in the field of waste management and recycling technologies:

  The Company has engaged the services of a new consultant with over 15 years of experience in environmental remediation and waste management.
  The Company has negotiated an agreement in principal with Organic Materials, LLC to purchase hauling and processing equipment and waste hauling contracts.
  The Company has negotiated the purchase of a 60 acre site in Saratoga, New York that is fully permitted for the treatment of all types of waste, including pulp and paper sludge, municipal solid waste, bio-solid waste, organic waste and wood waste. The Company intends to use this facility as part of a joint venture operation to treat organic waste materials and convert those materials into usable end products
  The Company has acquired contact lists and project leads for the development of waste management facilities in China, and is currently seeking binding commitments from Chinese officials to build waste management facilities in Guangdong Province.

Engagement of Michael Olsson

On February 4, 2005, the Company engaged the services of Michael Olsson as a consultant to the Company for a period of 5 years. Mr. Olsson will provide the Company with assistance in locating and assessing new technologies and will assist the Company in identifying and developing business opportunities in waste management. The Company has agreed to pay a consulting fee of $5,000 per month for Mr. Olsson’s services.

In addition, the Company has entered into a Fiscal Agency Agreement with Mr. Olsson’s company, 0708611 B.C. Ltd. whereby 0708611 B.C. Ltd. has agreed to identify and advise the Company on prospective business projects and opportunities as well as various technical matters. The Company has agreed to pay 0708611 B.C. Ltd. its customary fees for its services as well as a bonus of $100,000 upon the successful execution of the first agreement signed by the Company as a result of the services provided by 0708611 B.C. Ltd.

Mr. Olsson is a senior project manager and principal of Sumas Remediation Services Inc. in North Vancouver, BC, Canada. Mr. Olsson has over 15 years of experience in managing projects in environmental site investigations and remediation, wastewater engineering, and waste management. Mr. Olson is also fully versed in designing and commissioning liquid and solid waste treatment systems, landfills, special waste facilities and all waste and recycling technologies.

Mr. Olsson was educated at the University of British Columbia and holds a B.Sc. in microbiology with a specialization in biotechnology and a M.Sc. in chemical and biological engineering.

Purchase of Equipment and Contracts from Organic Materials, LLC

On January 24, 2005, the Company entered into a letter of understanding (the “Letter of Understanding”) for the purchase of hauling and processing equipment and waste hauling contracts from Organic Materials, LLC, a New York limited liability company (“OMLLC”). The acquisition of this equipment and these contracts has not yet closed. The Company and OMLLC are working to prepare formal agreements to effect the purchase of these assets and waste hauling contracts.

As set out in the Letter of Understanding, the Company will purchase tractors, trailers, a grinder, a dump trailer and a bucket loader from OMLLC. The Company will also purchase two multi-year contracts with Cassella Waste Management for the hauling of solid waste from the Hiram Hollow transfer station located in Moreau, New York. The total purchase price for the equipment and waste hauling contracts to be paid by the Company is $1,120,000, to be payable by the issuance of a $1,120,000, 1 year convertible debenture (the “OMLLC Debenture”). The OMLLC Debenture is to be payable in quarterly installments from the date the Debenture is issued and will accrue interest at a rate of 7% per annum.

OMLLC is an organic waste sales and service company with environmental recycling and handling permits, a fleet of trucks and numerous long term transportation contracts for organic waste. OMLLC generates revenue from selling, hauling and recycling topsoils, bark mulches, growing mediums, compost and animal manures.

Purchase of 60 Acre Waste Site

On March 7, 2005, the Company signed an agreement to purchase a 60 acre site in Saratoga, New York (the “Saratoga Site”) from Petruzzo Products Limited (“Petruzzo Products”), a New York company affiliated with our President, Ralph Petruzzo. The Saratoga Site is fully permitted to process all types of waste, including pulp and paper sludge, municipal solid waste, bio-solid waste, organic waste and wood waste.

Under the purchase agreement for the Saratoga Site, the Company has agreed to pay Petruzzo Products a purchase price of $1,500,000, payable in installments as follows:

(a)	$500,000 by June 30, 2005;
(b)	$100,000 by September 15, 2005;
(c)	$100,000 by December 15, 2005;
(d)	$100,000 by March 15, 2006;
(e)	$100,000 by June 15, 2006;
(f)	$200,000 by September 15, 20006;
(g)	$200,000 by December 15, 2006; and
(h)	$200,000 by March 15, 2007.

Interest is payable on the unpaid amounts of the purchase price at a rate of 5.5% per annum. One year after closing of the acquisition of the Saratoga Site, Petruzzo Products will have the right to convert all or any part of the amount owing into shares of the Company at the greater of 90% of the average closing price of the Company’s common stock over the three trading days immediately prior to exercise or 90% of the average closing price of the Company’s common stock over the thirty trading days immediately prior to exercise.

Transfer of title to the Saratoga Site is contingent upon the receipt by Petruzzo Products of the first installment payment in the amount of $500,000 by June 30, 2005. If the Company does not provide payment of the first installment as required under the purchase agreement, the parties have agreed that the purchase agreement will be treated as non-binding. The Company and Petruzzo Products are currently in the process of obtaining an arms-length appraisal of the Saratoga Site. In the event that the appraised value of the Saratoga Site differs materially from the agreed upon purchase price, the purchase price will be adjusted accordingly.

Currently, the Company is seeking to obtain financing in an amount sufficient to enable it to make payment on the first installment, however it does not have any financing arrangements presently in place and there is no assurance that the Company will be able to obtain sufficient financing on terms acceptable to it or at all. If the Company is unable to obtain sufficient financing, it will not be able to complete the acquisition of the Saratoga Site.

Saratoga Joint Venture

Currently, the Saratoga Site is part of a joint venture (the “Saratoga Joint Venture”) between Petruzzo Products, Bedminster International Ltd. (“Bedminster”) and Tully Environmental, Inc. (“Tully”), a division of Tully Construction Co. Inc. As part of the Saratoga Joint Venture, Bedminster will establish and operate an organic waste treatment and separating plant based on their Bio-Energy Technology on the Saratoga Site and Tully will deliver waste materials to be processed at the site. It is expected that this joint venture project will be able to treat 400 tons of organic materials per day using the Bio-Energy Technology.

If the Company is able to complete the acquisition of the Saratoga Site, of which there is no assurance, it is expected that the Company will become a party to the Saratoga Joint Venture with Bedminster and Tully in place of Petruzzo Products.

Licensing Rights to the Bio-Energy Technology

In addition to its efforts to acquire the Saratoga Site and to become a party to the Saratoga Joint Venture, the Company is currently negotiating with Bedminster to obtain the exclusive right to market, design, build and operate waste treatment plants based on the Bio-Energy Technology in North America, Asia and Europe. The Company has not yet reached an agreement for these rights with Bedminster and there is no assurance that the Company’s negotiations with Bedminster will be successful or that the Company will be able to obtain any rights to the Bio-Energy Technology.

Bedminster’s patented Bio-Energy Technology converts biodegradable waste into biofuel and/or other compost materials. Biofuel is a peat-like substance which, when burned, has a similar energy value to low grade coal. The Bio-Energy Technology is a self-contained composting facility. Raw waste materials are fed into the facility where larger non-biodegradable items are separated from the organic waste. The organic waste, along with small non-biodegradable items, are then batch fed into digester which utilizes a patented process to speed up the natural composting process. The result is a compost material suitable for use as biofuel, blended soil landscaping products, soil enhancers and other agricultural uses. The separated inorganic materials can be transported to other facilities for further recycling or to landfill sites.

The Bedminster Bio-Energy Technology is a proven technology and is currently operating at 12 facilities worldwide, including facilities located in Texas, Florida, Georgia, Arkansas and Massachusetts.

Purchase of Contact Lists and Project Leads in the People’s Republic of China

On April 6, 2005, the Company entered into an agreement with Waste Consultants Limited (“Waste Consultants”) to purchase all of Waste Consultants’ assets related to the construction and operation of organic recycling and waste management facilities in China, including all know how, past and present marketing efforts, client lists, government contacts and goodwill (the “Waste Consultants Agreement”). In exchange for these assets, the Company has agreed to issue a $500,000 promissory note to Waste Consultants, with interest payable at the rate of 4% per annum. The promissory note is payable in installments, the due date of which are contingent upon the occurrence of certain benchmark events related to the establishment of the first waste management facility by the Company, if any.

In addition, the Company has agreed to pay to Waste Consultants a bonus of $100,000 upon the completion of the first waste management facility, if any, constructed by us in China (the “Bonus”). The Bonus will be convertible at a conversion price equal to 90% of the average closing price of the Company’s stock over the three trading days immediately preceding conversion. The conversion right on the Bonus shall be exercisable in 1/8 portions after the completion of certain benchmarks related to the occurrence of certain benchmark events related to the establishment of the first waste management facility by the Company, if any.

For the past 5 years, Waste Consultants has worked in China to develop contacts in the field of waste management. Through Waste Consultants, the Company has obtained non-binding commitments from government officials located in the Guangdong Province of China to supply proposed facilities to be built by the Company with 1,000 tons of waste per day. The Company is currently negotiating with government officials to secure binding contracts for the supply of waste to facilities to be constructed by the Company, however there is no assurance that any such contracts will be reached. Even if the Company is able to secure such contracts, the Company does not currently have sufficient capital resources to construct the proposed facilities. The Company is currently seeking to obtain private equity financing, however the Company does not have any financing arrangements in place and there is no assurance that the Company will be able to obtain sufficient financing on terms acceptable to it or at all.

If the Company is able to secure binding agreements to build waste management facilities in China and is able to secure sufficient financing, of which there is no assurance, it intends to utilize the Bedminster Bio-Energy Technology to construct those facilities. The Company believes that the Bio-Energy Technology is ideally suited for Chinese waste management systems. In China, waste materials are not separated and are usually disposed of at one site or facility. The Company believes that the Bio-Energy Technology’s ability to take unsorted waste as well as sewage sludge and produce compost suitable for land application makes it ideal for the Chinese waste management system. The Company is currently negotiating with Bedminster to obtain exclusive rights to the Bio-Energy Technology in Asia as well as in North America and Europe. There is no assurance that the Company will be able to obtain these exclusive rights or any rights to the Bio-Energy Technology. If the Company is not able to secure rights to the Bio-Energy Technology, it will look to identify alternate technologies suitable for the Company’s purposes.

In pursing business opportunities in China, the Company has focused its efforts on Guangdong Province and the Chongqing region of Southeast China.

The Company remains in the initial stages of developing its products. The ability of the Company to pursue its business plan and generate revenues is subject to the ability of the Company to achieve additional financing, of which there is no assurance.

Plan of Operation

During the next twelve months, the Company plans to continue to develop its business in the area of applied waste management technologies. In pursuing its plan, the Company intends to do the following:

1.
The Company plans to finalize the purchase of hauling and processing equipment and waste hauling contracts from OMLLC. The Company estimates that it will cost approximately $1,120,000 to acquire these assets and contracts. Upon the execution of formal agreements with OMLLC, the Company expects to issue a 1 year $1,120,000 convertible debenture to OMLLC in payment of the purchase price.

2.
The Company plans to complete the purchase of the Saratoga Site from Petruzzo Products. In order to acquire title to the Saratoga Site, the Company is required to pay $500,000 to Petruzzo Products by June 30, 2005. If the Company makes payment on the first installment to purchase the Saratoga Site, it will be required to pay an additional $300,000 to Petruzzo Products over the next twelve months. If the Company is able to acquire title to the Saratoga Site, the Company expects to become a party to the Saratoga Joint Venture in place of Petruzzo Products. If the Company becomes a party to the Saratoga Joint Venture, the Company will utilize the Saratoga Site as part of the joint venture. There are no assurances that the Company will be able to acquire the Saratoga Site or that it will become a party to the Saratoga Joint Venture.

3.	The Company will continue to negotiate with Bedminster to obtain exclusive rights to the Bio-Energy Technology in North America, Europe and Asia.

4.
The Company plans to continue to seek a binding agreement from government officials in China to develop and construct waste management facilities to be located in Guangdong. The Company expects that it will spend approximately $1,100,000.

5.
The Company also plans to continue to seek other business opportunities in organic recycling and waste management technologies. In pursuit of this, it will look to purchase, partner with, enter into joint ventures with or otherwise develop relationships with technology leaders in the waste management and recycling industry.

Over the next twelve months, the Company estimates that it will spend an aggregate of approximately $4,220,000 in pursuing its stated plan of operation. Of this amount, approximately $600,000 will be comprised of overhead expenses and $3,620,000 will be spent in development of the Company’s businesses. Actual expenditures will depend on whether the Company is able to complete the asset and contract purchase from OMLLC, whether it completes the land purchase and whether the Company is able to undertake new purchases, joint ventures, partnerships or other relationships in the waste management and recycling technologies industry. The Company’s financial requirements are expected to increase if the Company is able to enter into agreements that would enable it to pursue additional business lines in waste management and recycling technologies. There is no assurance that the Company will be able to successfully pursue its plan of operation due to its limited cash reserves and its working capital deficit. The Company does not have any financing arrangements in place and there is no assurance that adequate financing may be obtained.

The Company’s current operating funds are insufficient to complete its plan of operation without additional financing. As of March 31, 2005, the date of the Company’s most recently available financial statements, the Company had cash of only $35,197 and a working capital deficit of $4,001,204. Due to the Company’s substantial working capital deficit, the amount of financing required to pursue its plan of operation and the Company’s current inability to generate revenues, the Company will require substantial financing in order to pursue its plan of operation. In addition, there is no assurance that the Company’s actual cash requirements will not exceed its estimates. If the actual cost of developing the Company’s proposed products is greater than expected, then the Company’s ability to complete its plan of operation may be adversely affected. If the Company is unable to acquire sufficient financing on terms acceptable to it, the Company’s operations could be severely limited and the Company may not be able to implement its plan of operation.

It is anticipated that any additional financing obtained by the Company will be by way of equity financing through private placements of the Company’s common stock. If such equity financing is obtained, the interests of the Company’s existing stockholders may be diluted. The Company does not have any financing arrangements in place at this time and there is no assurance that the Company will be able to acquire sufficient financing on terms acceptable to it. No commitments to provide additional funds have been made by the Company’s management or the Company’s existing stockholders.

The Company May Not Be Successful In Developing Its Business.

The Company remains in the initial stages of developing its products. The ability of the Company to pursue its business plan and to ultimately generate revenues is subject to the ability of the Company to achieve additional financing, of which there is no assurance.

Effectiveness of the Name Change

If approved by the Company's stockholders, the change in our name will become effective upon the filing of the Restated Articles of Incorporation with the Secretary of State of the State of Nevada. The Board intends to file the Restated Articles of Incorporation as soon as practicable once stockholder approval is obtained.

No Appraisal Rights

Under Nevada law, the Company's stockholders are not entitled to appraisal rights with respect to a change in the name of our company.

Required Vote

The affirmative written consent and approval of the holders of a majority of the voting power of the outstanding shares of Common Stock is required to approve and ratify Proposal No. 1.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION AND APPROVAL OF THE PROPOSED AMENDMENT TO OUR ARTICLES OF INCORPORATION TO GIVE EFFECT TO THE NAME CHANGE.

OTHER INFORMATION

In the event that there are any questions about the giving of written consent with respect to the corporate actions proposed herein, or further assistance or information is required, please contact Chad Burback, Secretary, EAPI Entertainment, Inc., Suite 204 - 3970 East Hastings Street, Burnaby, BC, Canada V5C 6C1 Tel: (604) 419-0430

BY ORDER OF THE BOARD OF
DIRECTORS

Date:

/s/ Chad Burback
CHAD BURBACK, SECRETARY
EAPI ENTERTAINMENT, INC.

RESTATED ARTICLES OF INCORPORATION

STATE OF NEVADA
Secretary of State
(Pursuant to 78.390 - After Issuance of Stock)

     The undersigned hereby adopts as its chartering document these Restated Articles of Incorporation.

Article I. Name

     The name of the Corporation is: ORGANIC RECYCLING TECHNOLOGIES INC. Article II.

Capital Stock

     2.1 Authorized Capital.

     The total number of shares that this corporation is authorized to issue is Five Hundred Forty Million (540,000,000), consisting of Five Hundred Million (500,000,000) shares of Common Stock having a par value of $0.001 per share and Forty Million (40,000,000) shares of Preferred Stock having a par value of $0.001 per share. The Common Stock is subject to the rights and preferences of the Preferred Stock as set forth below.

     2.2 Issuance of Preferred Stock by Class and in Series.

     The Preferred Stock may be issued from time to time in one or more classes and one or more series within such classes in any manner permitted by law and the provisions of these Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for its issuance, prior to the issuance of any shares. The Board of Directors shall have the authority to fix and determine and to amend the designation, preferences, limitations and relative rights of the shares (including, without limitation, such matters as dividends, redemption, liquidations, conversion and voting) of any class or series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any class or series, the Board of Directors shall further have the authority, after the issuance of shares of a class or series whose number it has designated, to amend the resolution establishing such class or series to decrease the number of shares of that class or series, but not below the number of shares of such class or series then outstanding.

Article III.

     The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:

     3.1 Omnibus.

     To have to exercise all the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized (“applicable corporate law”) and any and all acts amendatory thereof and supplemental thereto.

     3.2 Carrying On Business Outside State.

     To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

     3.3 Purposes To Be Construed As Powers.

     The purposes specified herein shall be construed both as purposes and powers and shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

Article IV.

     Except as may be authorized pursuant to Section 2.2 of Article II, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

Article V.

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

Article VI.

     6.1 Number of Directors.

     The Board of Directors shall be composed of not less than one nor more than six Directors. Except with respect to the initial Director, the specific number of Directors shall be set by resolution of the Board of Directors or, if the Directors in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all the Directors in office. The number of Directors of this corporation may be increased or decreased from time to time in the manner provided herein, but no decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

     6.2 Classification of Directors.

     The Directors shall be divided into three classes, with each class to be as nearly equal in number as possible, as specified by resolution of the Board of Directors or, if the Directors in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all the Directors in office. The term of office of Directors of the first class shall expire at the first annual meeting of shareholders after their election. The term of office of Directors of the second class shall expire at the second annual meeting after their election. The term of office of Directors of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification, a number of Directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting. Absent his or her death, resignation or removal, a Director shall continue to serve despite the expiration of the Director’s term until his or her successor shall have been elected and qualified or until there is a decrease in the number of Directors.

     6.3 Removal of Directors.

     The shareholders may remove one or more Directors with or without cause, but only at a special meeting called for the purpose of removing the Director or Directors, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the Director or Directors.

     6.4 Vacancies on Board of Directors.

     If a vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of Directors, the Board of Directors may fill the vacancy, or, if the Directors in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of all the Directors in office. The shareholders may fill a vacancy only if there are no Directors in office.

Article VII.

     This corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the applicable corporate law, and the rights of the shareholders of this corporation are granted subject to this reservation.

Article VIII.

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this corporation and to adopt new Bylaws.

Article IX.

     9.1 Shareholder Actions.

     Subject to any limitations imposed by applicable securities laws, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     9.2 Number of Votes Necessary to Approve Actions.

     Whenever applicable corporate law permits a corporation’s articles of incorporation to specify that a lesser number of shares than would otherwise be required shall suffice to approve an action by shareholders, these Articles of Incorporation hereby specify that the number of shares required to approve such an action shall be such lesser number.

     9.3 Special Meetings of Shareholders.

     So long as this corporation is a public company, special meetings of the shareholders of the corporation for any purpose may be called at any time by the Board of Directors or, if the Directors in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of all the Directors in office, but such special meetings may not be called by any other person or persons.

     9.4 Quorum for Meetings of Shareholders.

     Except with respect to any greater requirement contained in these Articles of Incorporation or the applicable corporate law, one-third of the votes entitled to be cast on a matter by the holders of shares that, pursuant to the Articles of Incorporation or the applicable corporate law, are entitled to vote and be counted collectively upon such matter, represented in person or by proxy, shall constitute a quorum of such shares at a meeting of shareholders.

Article X.

     To the full extent that applicable corporate law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the personal liability of Directors, a Director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article X shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

Article XI.

     11.1 Indemnification.

     The corporation shall indemnify its directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director’s conduct was unlawful. The corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Board resolution or contract.

     11.2 Authorization.

     The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

     11.3 Effect of Amendment.

     No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Article XII.

     The effective date of the Restated Articles of Incorporation shall be: __________________________________________ . (must not be later than 90 days after the certificate is filed).

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: _________________%

OFFICER’S SIGNATURE

The undersigned, President and Secretary of the corporation, for the purpose of restating Articles of Incorporation for Organic Recycling Technologies Inc., hereby makes, files and records this Restated Articles of Incorporation and certifies that it is the act and deed of the corporation and that the facts stated herein are true.

_______________________________	_______________________________
RALPH PETRUZZO, PRESIDENT	CHAD BURBACK, SECRETARY

EAPI ENTERTAINMENT, INC.
CONSENT/ PROXY

CONSENT BY THE SHAREHOLDERS OF EAPI ENTERTAINMENT, INC. TO ACTION WITHOUT A MEETING

THIS CONSENT/ PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of record of EAPI ENTERTAINMENT, INC., a Nevada corporation (the “Company”) hereby consents to each of the following corporate actions without a meeting pursuant to NRS 78.320 with respect to all shares of common stock of the Company held by the undersigned.

Please mark your votes as indicated: [X]

IF NO DIRECTION IS MADE, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED AND VOTED IN FAVOR OF THE NAME CHANGE.

Resolved that the Articles of Incorporation of the Company be amended and restated to change the name of the Company from “EAPI ENTERTAINMENT, INC.” to “ORGANIC RECYCLING TECHNOLOGIES, INC.”

CONSENT	WITHOLD CONSENT	ABSTAIN
[__]	[__]	[__]

IMPORTANT - PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Total Number of Shares Held:	Shares
_____________________________________________________________
(Will apply to all shares held by the Shareholder if not specified)

Name of Shareholder:	_____________________________________________________________

Signature of Shareholder or
Authorized Signatory for Shareholder
(if Shareholder is not an individual):	_____________________________________________________________

Name of Authorized Signatory for Shareholder
(if Shareholder is not an individual):	_____________________________________________________________

Date of Execution:	_____________________________________________________________